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                               EXHIBIT 10.22.4

                              CONSULTING AGREEMENT
                              REGARDING CRESTMARK

     THIS AGREEMENT (the "Agreement") is made and entered into on June 26, 1996, by and between ROBERTS PROPERTIES RESIDENTIAL, L.P., a Georgia limited partnership (the "Partnership") and ROBERTS PROPERTIES, INC., a Georgia corporation ("RPI"),

                              W I T N E S S E T H:

     WHEREAS, the Partnership has as of this date acquired Crestmark, a 248-unit multifamily apartment community (the "Community") and 8.8 acres of undeveloped property (the "Land") upon which the Partnership intends to construct an 86-unit second phase of Crestmark; and

     WHEREAS, the acquisition of the Community and the Land was accomplished after (i) the Partnership obtained the consent of a majority in interest of the limited partners of The Crestmark Club, L.P. pursuant to a Prospectus/Consent Solicitation Statement dated May 8, 1996, as supplemented by Supplement No. 1 dated June 14, 1996 (the "Prospectus"), and (ii) the Board of Directors of the Partnership's general partner, Roberts Realty Investors, Inc., approved the transactions described in the Prospectus; and

     WHEREAS, the Prospectus specifies (a) that the consulting agreement between The Crestmark Club, L.P. and RPI would be assumed by the Partnership pursuant to the merger of The Crestmark Club, L.P. into the Partnership (the "Merger"), (b) that a consulting fee of 5% would be paid upon a sale of any property of The Crestmark Club, L.P., (c) that no consulting fee would be paid upon the Merger, and (d) that the consulting agreement would be amended upon the merger to provide for the payment of a consulting fee not only upon a sale of property but also upon a "change in control" as defined therein; and

     WHEREAS, the Partnership and RPI desire to enter into this Agreement to evidence the consulting fee arrangements specified in the Prospectus;

     NOW, THEREFORE, for and in consideration of the premises, Ten and No/100 Dollars ($10.00) in hand paid by each party hereto to the other party hereto, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by the parties hereto prior to the execution, sealing and delivery of this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The foregoing recital of facts is hereby incorporated herein to the same extent as if hereinafter fully set forth.

     2. The parties hereto agree that no consulting fee shall be paid to RPI in connection with the Merger.

     3. If the Partnership sells the Community or any part thereof or the Land, RPI (or its affiliate) shall be entitled to render consulting services in connection with any such sale, and the Partnership shall at the time of the closing of any such sale pay to RPI (or its affiliate), a consulting fee in an amount equal to five percent (5%) of the gross sales proceeds of the property

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sold; provided, however, that the consulting fee to be paid as respects any sale of the Land shall be $86,775, which is equal to 5% of the $1,735,500 current value of the Land as of the date of this Agreement, regardless of any improvements then constructed on the Land and regardless of any change in value of the Land.

     4. If there occurs a "change in control" (as hereinafter defined), at a time when the Partnership or the Partnership's general partner (the "Company") owns the Community or the Land, the Partnership shall pay RPI (or its affiliate) a consulting fee, at the time of such change in control, in an amount equal to five percent (5%) of the fair market value of the Community (if the Community is then owned by the Partnership or the Company) plus the aforesaid $86,775 as respects the Land (if the Land is then owned by the Partnership or the Company and regardless of any improvements then constructed on the Land and regardless of any change in the value of the Land) at the time of the change in control, upon payment of which the requirement to make any further payments pursuant to this Agreement shall terminate, so that no amount shall then or thereafter be due pursuant to either paragraph 3 or this paragraph 4. For purposes of this paragraph 4, a "change in control" means (a) any transaction, whether by merger, consolidation, asset sale or otherwise, which results in the acquisition of beneficial ownership by any person or group of fifty percent or more of the outstanding shares of common stock of the Company or of the outstanding units of the Partnership, (b) any sale of all or substantially all of the assets of the Company or the Partnership, or (c) the liquidation of the Company or the Partnership, except that no "change in control" shall be considered to have occurred in the event of the sale of the Partnership's assets to the Company or the merger of the Partnership into the Company if no change in control of the Company occurs as a result.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed, sealed and delivered as of the date first above written.

                              ROBERTS PROPERTIES RESIDENTIAL, L.P.,
                               a Georgia limited partnership


                              By:  Roberts Realty Investors, Inc.,
                                    its sole general partner

                                   By: /s/  Charles S. Roberts
                                      ---------------------------------
                                      Charles S. Roberts, President and
                                      Chief Executive Officer

                                   (CORPORATE SEAL)


                              ROBERTS PROPERTIES, INC.,
                               a Georgia corporation


                              By: /s/  Charles S. Roberts
                                  -------------------------------------
                                  Charles S. Roberts, President

                                   (CORPORATE SEAL)

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